Exhibit 99.1
CFO Review of Fiscal Fourth Quarter and
Fiscal Year 2010 Results
Avnet, Inc. Quarter Ending Summary

	Three Months Ended
	July 3,	June 27,	Net
	2010	2009	Change
	$ in millions, except per share data

Sales	$5,213.8	$3,765.4	$1,448.4
Gross Profit	$645.8	$442.8	$203.0
Gross Profit Margin	12.4%	11.8%	63	bps

Selling, General and Administrative Expenses	$428.7	$357.6	$71.1
Selling, General and Administrative Expenses as % of Gross Profit	66.4%	80.7%	(1,436	)bps
Selling, General and Administrative Expenses as % of Sales	8.2%	9.5%	(128	)bps

GAAP Operating Income (Loss)	$217.1	$(20.5)	$237.6
Adjusted Operating Income (1)	$217.1	$85.3	$131.8
Operating Income Margin (1)	4.2%	2.3%	190	bps

GAAP Net Income (Loss)	$141.1	$(30.9)	$172.0
Adjusted Net Income (1)	$141.1	$48.0	$93.1

GAAP Diluted EPS	$0.92	$(0.20)	$1.12
Adjusted Diluted EPS (1)	$0.92	$0.32	$0.60

Return on Working Capital (ROWC) (1)	32.8%	14.7%	1,810	bps
Return on Capital Employed (ROCE) (1)	18.3%	7.9%	1,044	bps
Working Capital Velocity (1)	7.89	6.51	1.38

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•
For the June quarter, Avnet achieved record sales of $5.21 billion, up 38% in reported dollars and 40% excluding the translation impact of changes in foreign currency exchange rates (“constant dollars”) year over year representing our third consecutive quarter of double digit growth.

•	On a pro forma basis (as defined later in this release), revenue was up 37% year over year.

•	On a sequential basis, sales for the quarter increased approximately 10%.

Avnet, Inc. Full Year Summary

	Full Year Ended
	July 3,	June 27,	Net
	2010	2009	Change
	$ in millions, except per share data

Sales	$19,160.2	$16,229.9	$2,930.3
Gross Profit	$2,280.2	$2,023.0	$257.2
Gross Profit Margin	11.9%	12.5%	(56	)bps

Selling, General and Administrative Expenses	$1,619.2	$1,531.8	$87.4
Selling, General and Administrative Expenses as % of Gross Profit	71.0%	75.7%	(471	)bps
Selling, General and Administrative Expenses as % of Sales	8.5%	9.4%	(99	)bps

GAAP Operating Income	$635.6	$(1,019.0)	$1,654.6
Adjusted Operating Income (1)	$661.0	$491.2	$169.8
Adjusted Operating Income Margin (1)	3.5%	3.0%	42	bps

GAAP Net Income (Loss)	$410.4	$(1,129.7)	$1,540.1
Adjusted Net Income (1)	$424.6	$289.4	$135.2

GAAP Diluted EPS	$2.68	$(7.49)	$10.17
Adjusted EPS (1)	$2.77	$1.92	$0.85

Return on Working Capital (ROWC) (1)	27.0%	17.8%	914	bps
Return on Capital Employed (ROCE) (1)	14.7%	8.7%	599	bps
Working Capital Velocity (1)	7.81	5.89	1.92

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Full year sales were $19.16 billion compared with the prior year sales of $16.23 billion, an increase of 18%.
•	On a pro forma basis, revenue was up 15% over the prior year.

Operating Group Revenue

		Year over Year Growth Rates
	Q4 FY10	Reported	Pro forma
	Revenue	Revenue	Revenue (2)
	($ in millions)

Electronics Marketing (EM) Total	$3,124.9	46.9%	—
Excluding FX (1)		49.6%	—
Americas	$989.4	39.5%	—
EMEA	$1,039.5	50.0%	—
Excluding FX (1)		58.7%	—
Asia	$1,096.0	51.2%	—

Technology Solutions (TS) Total	$2,088.9	27.5%	24.8%
Excluding FX (1)		28.6%	25.9%
Americas	$1,286.9	26.7%	—
EMEA	$534.6	15.0%	13.8%
Excluding FX (1)		21.0%	19.7%
Asia	$267.4	70.0%	42.2%

(1)	Year over year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma growth rates are not presented for regions that were not impacted by acquisitions.
•
Electronics Marketing achieved record revenue of $3.12 billion for the quarter, up 47% year over year in reported dollars and 50% in constant dollars and achieved its third consecutive quarter of double digit growth.

•	Both the EMEA and Asia regions grew over 50% year over year.
•	Electronics Marketing full year revenue was $10.97 billion, up 19% year over year.

•	Technology Solutions revenue of $2.09 billion grew 28% year over year, achieving its third straight quarter of double digit growth.
•	EMEA grew 15% year over year in reported dollars (21% in constant dollars), its first quarter of positive growth in five quarters in constant dollars.

•	Asia grew 70% year over year, its sixth consecutive quarter of growth. On a pro forma basis, revenue increased 42% over the prior year quarter.

•	Asia’s revenue for the full year increased 88% year over year.
•	Technology Solutions full year revenue was $8.19 billion, up 16% year over year.
Avnet, Inc. Gross Profit

	Three Months Ended
	July 3,	June 27,
	2010	2009	Change
	($ in millions)
Gross Profit	$645.8	$442.8	$203.0
Gross Profit Margin	12.4%	11.8%	63	bps

•	Gross profit dollars were $646 million, up 46% year over year and 11% sequentially due to the increase in sales.

•	Gross profit margin of 12.4% increased 63 basis points year over year and 14 basis points sequentially
•	First year-over-year increase in seven quarters

•	Gross profit margin improved sequentially at both operating groups

•	All regions showed year-over-year increase
•	EMEA showed the most significant improvement
Avnet, Inc. Operating Expenses

	Three Months Ended
	July 3	June 27
	2010	2009	Change
	($ in millions)
Selling, General and Administrative Expenses	$428.7	$357.6	$71.1
Selling, General and Administrative Expenses as % of Gross Profit	66.4%	80.7%	(1,430	)bps
Selling, General and Administrative Expenses as % of Sales	8.2%	9.5%	(128	)bps
•
Selling, general and administrative expenses (“SG&A expenses”) were $429 million, up 20% year over year and up 21% after adjusting for foreign currency and expenses associated with companies acquired in the last four quarters.

•
The 21% increase in pro forma operating expenses was primarily due to the incremental variable costs to support the strong year over year organic revenue growth of 39%, adjusted for currency and acquisitions, demonstrating the significant leverage in our business model.

•	SG&A expenses as a percentage of gross profit improved by more than 1,400 basis points over the prior year quarter and 471 basis points for the full year.
•	SG&A expenses as a percentage of sales improved more than 100 basis points over the prior year quarter and 99 basis points for the full year.
Operating Income

	Three Months Ended
	July 3,	June 27,
	2010	2009	Change
	($ in millions)

GAAP Operating Income (Loss)	$217.1	$(20.5)	$237.6
Adjusted Operating Income (1)	$217.1	$85.3	$131.8
Adjusted Operating Income Margin (1)	4.16%	2.26%	190	bps

Electronics Marketing (EM)
Operating income	$173.8	$57.1	$116.7
Operating income margin	5.56%	2.69%	287	bps

Technology Solutions (TS)
Operating income	$62.2	$41.2	$21.0
Operating income margin	2.98%	2.52%	46	bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Enterprise operating income of $217 million was up 155% as compared with the prior year quarter on an adjusted basis and full year adjusted operating income of $661 million was up 35% year over year.

•	Year-over-year operating income drop through at the enterprise level was 65%.
•	EM operating income drop through was greater than 70% year over year.

•	TS operating income drop through was 47% year over year even as it continued to invest in growth in Asia.
•
Operating income margin at the enterprise level of 4.2% reached the low end of our stated targets for the first time in two years and was up 190 basis points over the prior year quarter and full year adjusted operating income margin of 3.4% was up 42 basis points over the prior year.

•	Attributable to increased sales, firming gross profit margins at both operating groups and across all regions, and our value-based management discipline.
Avnet, Inc. Interest Expense, Other Income and Income Taxes

	Three Months Ended
	July 3,	June 27,
	2010	2009	Change
	($ in millions)
Interest Expense	$15.8	$14.6	$1.2
Other Income	$(1.1)	$(3.4)	$2.3

GAAP Income Taxes	$59.1	$6.7	$52.4
Adjusted Income Taxes (1)	$59.1	$19.3	$39.8
GAAP Effective Tax Rate	29.5%	-27.5%	—
Adjusted Effective Tax Rate (1)	29.5%	28.7%	83	bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Interest expense for the June quarter was $15.8 million, up $1.2 million over the prior year quarter primarily attributable to the $300 million 5.875% Notes issued on June 22, 2010.
•	The effective tax rate was 29.5% in the fourth quarter, up 83 basis points from the year ago quarter.
•
For the full fiscal year, the adjusted effective tax rate decreased 50 basis points to 29.4% as compared with the prior year. The fiscal 2010 effective tax rate was impacted by changes to estimates for existing tax positions, net favorable tax audit settlements, offset by a charge related to the realizability of certain deferred tax assets.

Avnet, Inc. Net Income

	Three Months Ended
	July 3,	June 27,
	2010	2009	Change
	($ in millions, except per share data)
GAAP Net Income (Loss)	$141.1	$(30.9)	$172.0
Adjusted Net Income (1)	$141.1	$48.0	$93.1

GAAP Diluted EPS	$0.92	$(0.20)	$1.12
Adjusted Diluted EPS (1)	$0.92	$0.32	$0.60

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Both GAAP and adjusted net income were $141 million, or 92 cents per share on a diluted basis, for the quarter. On an adjusted basis, net income increased 194% over the prior year quarter.
•	Adjusted net income of $425 million for the full year increased 47% over the prior year and adjusted earnings per share on a diluted basis were $2.77 versus $1.92 the prior year, a 44% increase.

•
For the full fiscal year, GAAP net income was $410 million, or $2.68 per share on a diluted basis versus last year’s GAAP net loss of $(1.13) billion, or $(7.49) per share primarily due to the write down of goodwill and intangible assets in fiscal year 2009.

Avnet, Inc. Balance Sheet Returns
•	Return on working capital (ROWC) for the quarter was a record 33%, exceeding our 30% target and improving over 1,800 basis points year over year and 580 basis points sequentially.
•	Full year ROWC was 27%, increasing 900 basis points over the prior year.
•	Return on capital employed (ROCE) for the quarter was a record 18.3%, 1,044 basis points higher than the year ago quarter and above our stated target range of 14% to 16%.
•	Full year ROCE improved 599 basis points, over the prior year, to 14.7%, reaching the low end of our stated target range.
•	Working capital remained relatively flat even as sales increased 10% sequentially.
•	Working capital velocity increased 1.9 turns year over year to a record 7.81 for the full year.

Avnet, Inc. Cash Flow Items
•	Cash and cash equivalents was $1.1 billion at the end of the quarter, and when combined with availability under our credit facilities, we have approximately $1.9 billion in liquidity.
•
On June 22, 2010, we completed the offering of $300 million of Notes at 5.875% due in 2020, increasing our leverage and our access to liquidity enabling us to continue to increase the scale and scope of our business through value-creating M&A activity. We were able to take advantage of our investment grade credit rating to lock in a long-term low rate that will benefit the business going forward.

•	For the full year, we used $30 million of cash for operations even while year over year sales grew 18%.
•	Inventory increased 4% sequentially. Inventory days decreased 2 days sequentially and decreased 7 days year over year.
•	EM’s inventory increased 6% sequentially in reported dollars and 9% in constant currency.
•	On a trailing twelve months basis, we improved our investment grade credit statistics with our debt to EBITDA at 1.7 and EBITDA coverage at 12.1.
•	Net days at the enterprise level were down 6 days year over year and down 3 days sequentially. For the full year, net days at the enterprise level were down 11 days.

Risk Factors
The discussion of Avnet’s business and operations should be read together with the risk factors contained in Item 1A of its 2009 Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which describe various risks and uncertainties to which the Company is or may become subject. These risks and uncertainties have the potential to affect Avnet’s business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity. ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of trade receivables and inventory less accounts payable. Working capital velocity (“WC velocity”) is defined as annualized sales divided by the sum of the monthly average balances of accounts receivable and inventory less accounts payable. ROCE is defined as annualized tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity less cash and cash equivalents (“average capital”). However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Fiscal Year 2010

	Fiscal Year Ended 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data

GAAP results	$635,600	$585,083	$410,370	$2.68
Restructuring, integration and other	25,419	25,419	18,789	0.12
Gain on sale of assets	—	(8,751)	(5,370)	(0.03)
Net reduction in tax reserves	—	—	842	0.01

Total adjustments	25,419	16,668	14,261	0.09	(1)

Adjusted results	$661,019	$601,751	$424,631	$2.77

(1)	EPS does not foot due to rounding.
Items impacting the full fiscal year 2010 consisted of the following:
•
restructuring, integration and other charges of $25.4 million pre-tax, of which $18.9 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, $6.5 million pre-tax for a value-added tax exposure in Europe, $3.2 million of acquisition-related costs and a credit of $3.2 million related to the reversal of restructuring reserves established in prior periods;

•	a gain of $8.8 million pre-tax associated with the prior sale of its equity investment in Calence LLC; and

•	a net increase in taxes of $0.8 million related to adjustments for prior year tax returns and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
Fourth Quarter and Fiscal Year 2009

	Fourth Quarter Ended Fiscal 2009				Fiscal Year Ended 2009
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data

GAAP results (1)	$(20,534)	$(24,220)	$(30,878)	$(0.20)	$(1,018,998)	$(1,094,968)	$(1,129,712)	$(7.49)
Impairment charges	62,282	62,282	62,282	0.41	1,411,127	1,411,127	1,376,983	9.13
Restructuring, integration and other	43,523	43,523	25,304	0.17	99,342	99,342	65,310	0.43
Gain on sale of assets	—	(14,318)	(8,727)	(0.06)	—	(14,318)	(8,727)	(0.06)
Net reduction in tax reserves	—	—	—	—	—	—	(21,672)	(0.14)
Retrospective application of accounting standard	—	—	—	—	(291)	11,894	7,250	0.05

Total adjustments	105,805	91,487	78,859	0.52	1,510,178	1,508,045	1,419,144	9.41

Adjusted results	$85,271	$67,267	$47,981	$0.32	$491,180	$413,077	$289,432	$1.92

(1)	As adjusted for the retrospective application of an accounting standard.
Items impacting fourth quarter of fiscal 2009 consisted of the following:
•	goodwill impairment charges of $62.3 million pre-tax as a result of the Company’s annual impairment test performed in the fourth quarter of fiscal 2009;

•
restructuring, integration and other items of $46.7 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, offset by income of $3.2 million pre-tax related to acquisition adjustments recognized after the end of the allocation period; and

•	a gain of $14.3 million pre-tax associated with the prior sale of its equity investment in Calence LLC.
Items impacting fiscal year 2009 consisted of the following:
•
goodwill and intangible asset impairment charges of $1.41 billion pre-tax as a result of an interim impairment test performed during the second quarter of fiscal 2009 as well as an additional goodwill impairment charge recorded during the fourth quarter due to the global economic downturn;

•
restructuring, integration and other items of $99.3 million pre-tax consisting of $93.6 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, loss on investments of $3.1 million pre-tax, incremental intangible amortization of $3.8 million pre-tax and income of $1.2 million pre-tax related to acquisition adjustments recognized after the end of the allocation period;

•	a gain of $14.3 million pre-tax associated with the prior sale of its equity investment in Calence LLC;

•	a net tax benefit of $21.7 million primarily related to the settlement of income tax audits in Europe; and

•
an incremental charge of $11.9 million pre-tax, primarily non-cash interest expense, related to the retrospective application of an accounting standard which changed the accounting for convertible debt that may be settled in cash

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2009. Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)
Q1 Fiscal 2010	$4,355,036	$42,422	$4,397,458
Q2 Fiscal 2010	4,834,524	50,946	4,885,470
Q3 Fiscal 2010	4,756,786	25,761	4,782,547
Q4 Fiscal 2010	5,213,826	—	5,213,826

Fiscal year 2010	$19,160,172	$119,129	$19,279,301

Q1 Fiscal 2009	$4,494,450	$216,337	$4,710,787
Q2 Fiscal 2009	4,269,178	184,362	4,453,540
Q3 Fiscal 2009	3,700,836	33,135	3,733,971
Q4 Fiscal 2009	3,765,432	35,868	3,801,300

Fiscal year 2009	$16,229,896	$469,702	$16,699,598

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Ontrack Solutions Pvt. Ltd.	TS	July 2008
Nippon Denso Industry Co., Ltd.	EM	December 2008
Abacus Group plc	EM	January 2009
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
ROWC, ROCE and WC Capital Velocity
ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of trade receivables and inventory less accounts payable. Working capital velocity is defined as annualized sales divided by the sum of the monthly average balances of accounts receivable and inventory less accounts payable. ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity less cash and cash equivalents (“average capital”).

The following table presents the calculation for ROWC, WC velocity and ROCE. The reconciliation to the nearest GAAP metric is either presented below or in a prior table in this Non-GAAP Information section.

			Q4 FY 10	Q4 FY 09	FY 10	FY 09
			($ in millions)
Sales			$5,213,826	$3,765,432	$19,160,172	$16,229,896
			x 4	x 4

Sales, annualized	(a	)	$20,855,304	$15,061,728	$19,160,172	$16,229,896

Adjusted operating income (1)			$217,092	$85,271	$661,019	$491,179
			x 4	x 4

Adjusted operating income, annualized	(b	)	$868,370	$341,084	$661,019	$491,179

Adjusted effective tax rate (1)			29.43%	29.93%	29.43%	29.93%

Adjusted operating income, net after tax	(c	)	$612,809	$238,998	$466,481	$344,169

Average monthly working capital
Accounts receivable			$3,360,251	$2,570,219	$3,037,986	$2,947,778
Inventory			1,778,694	1,548,957	1,654,632	1,782,046
Accounts payable			(2,495,091)	(1,804,727)	(2,239,635)	(1,972,657)

Average working capital	(d	)	$2,643,854	$2,314,449	$2,452,983	$2,757,167

Average monthly total capital	(e	)	$3,341,186	$3,026,876	$3,177,667	$3,962,035

ROWC = (b) / (c)			32.84%	14.74%	26.95%	17.81%
WC Velocity = (a) / (d)			7.89	6.51	7.81	5.89
ROCE = (c ) / (e)			18.34%	7.90%	14.68%	8.69%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.